Exhibit 99

Patterson Companies Reports Improved Fourth Quarter Operating Results

St. Paul, MN—May 24, 2007—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $739,143,000 for the fourth quarter of fiscal 2007 ended April 28, an increase of 6% from $695,177,000 in the year-earlier quarter. On a comparable basis, which excludes the telemarketing operation of the former Accu-Bite business that was closed in early May 2006, consolidated sales increased approximately 8%. Net income came to $59,924,000 or $0.44 per diluted share, up 6% from $56,819,000 or $0.41 per diluted share in the fourth quarter of fiscal 2006. Current quarter earnings included stock compensation expense of approximately $0.01 per diluted share.

Consolidated fourth quarter sales were consistent with Patterson’s expectations. Earnings for this period were affected by a reduced dental gross margin due primarily to under-plan sales of high-margin software.

For full-year fiscal 2007, consolidated sales increased 7% to $2,798,398,000 from $2,615,123,000 in fiscal 2006. Net income of $208,336,000 or $1.51 was up 5% from $198,423,000 or $1.43 per diluted share, in fiscal 2006. Fiscal 2007 earnings included stock compensation expense of approximately $0.05 per diluted share.

Sales of Patterson Dental, Patterson’s largest business, reported comparable basis sales growth of approximately 6% to $542,573,000 in the fourth quarter or 4% when Accu-Bite’s telemarketing sales are included.

•	Sales of consumable dental supplies and printed office products increased approximately 6% on a comparable basis from last year’s fourth quarter or 2% on an as-reported basis.

•

Total sales of dental equipment increased 4% in the fourth quarter. Sales of basic dental equipment rose a stronger than anticipated 13%, which included a solid contribution from digital radiography systems. As previously forecasted, year-over-year sales of CEREC 3D® dental restorative systems declined as some significant product enhancements, introduced at the end of the third quarter, were transitioned into the marketplace.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth increased 14% in the fourth quarter.

Sales of the Webster Veterinary unit increased 13% in the fourth quarter of fiscal 2007 to $109,687,000. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, increased 16% in the fourth quarter to $86,883,000 in comparison to the year-earlier level. Excluding the impact of three acquisitions related to the unit’s branch office strategy and foreign currency translations, fourth quarter sales of Patterson Medical rose approximately 8%.

James W. Wiltz, president and chief executive officer, commented: “Total dental sales generally met our expectations, paced by solid sales of consumable supplies and a rebound in sales of basic dental equipment. As expected, CEREC sales declined during the process of rolling out several important new enhancements to this product line. New CEREC software results in significantly greater ease of use, while a new optional milling chamber provides for faster crown milling times. Customer interest in CEREC units equipped with these features has been encouraging, and we believe CEREC sales should strengthen in fiscal 2008.”

He continued: “Patterson’s veterinary business recorded another strong performance in the fourth quarter due to the continued growth of its consumables business and a 60% increase in sales of equipment and IntraVet practice management software. Webster’s strategic emphasis on expanding its value-added platform, which encompasses its equipment and software initiatives, is clearly starting to pay dividends. We also are encouraged by Patterson Medical’s solid sales growth, which is benefiting from the revenues generated by its branch office strategy and other growth initiatives implemented during the year.”

Wiltz added: “Based upon the progress posted by our three businesses in the fourth quarter, we are optimistic about Patterson’s prospects for fiscal 2008. We are forecasting earnings of $0.34 to $0.36 per diluted share for the first quarter of fiscal 2008 ending July 28, 2007, and for the full year, we are forecasting earnings of $1.73 to $1.77 per diluted share.”

Impact of Compensation Expense Under SFAS No. 123(R)

Net income and earnings per share excluding the impact of compensation expense under SFAS No. 123(R) are considered non-GAAP financial measures. The company adopted SFAS No. 123(R) on April 30, 2006 using the modified prospective method. Management believes that reporting net income and earnings per share excluding the impact of compensation expense under SFAS No. 123(R) provides useful supplemental information that may enhance investors’ overall understanding of the company’s current financial performance and may enhance the comparability of results against comparable periods. Net income and earnings per share excluding the impact of SFAS No. 123(R) are used by management internally to measure the company’s profitability and performance, but should not be considered as an alternative to, or a substitute for, GAAP financial measures. A reconciliation of net income and earnings per share with and without the impact of SFAS No. 123(R) is included as a table attached to this press release.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard through May 31, 2007 by dialing 1-303-590-3000 and providing the 11090468 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
Net sales	$739,143	$695,177	$2,798,398	$2,615,123
Gross profit	260,563	247,002	968,872	914,429
Operating expenses	164,117	154,876	633,182	591,417

Operating income	96,446	92,126	335,690	323,012
Other expense, net	(1,038)	(1,361)	(6,082)	(6,039)

Income before taxes	95,408	90,765	329,608	316,973
Income taxes	35,484	33,946	121,272	118,548

Net income	$59,924	$56,819	$208,336	$198,425

Earnings per share:
Basic	$0.44	$0.41	$1.52	$1.44
Diluted	$0.44	$0.41	$1.51	$1.43

Shares:
Basic	135,695	138,103	136,815	137,690
Diluted	136,612	139,294	137,769	139,234

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PATTERSON COMPANIES, INC.

RECONCILIATION OF IMPACT OF SFAS NO. 123(R) ON EARNINGS

AND FINANCIAL RATIOS

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
NET INCOME:
GAAP net income	$59,924	$56,819	$208,336	$198,425

SFAS No. 123(R) expense, net of tax	1,476	—	6,253	—

Non-GAAP net income	$61,400	$56,819	$214,589	$198,425

DILUTED EARNINGS PER SHARE:
GAAP diluted earnings per share	$0.44	$0.41	$1.51	$1.43

SFAS No. 123(R) expense, net of tax	0.01	—	0.05	—

Non-GAAP diluted earnings per share	$0.45	$0.41	$1.56	$1.43

	Three Months Ended			Twelve Months Ended
	April 28, 2007		As reported April 29, 2006	April 28, 2007		As reported April 29, 2006
	As reported	Excluding SFAS No. 123(R)		As reported	Excluding SFAS No. 123(R)
Gross margin	35.2%	35.2%	35.6%	34.6%	34.6%	35.0%
Operating expenses as a % of net sales	22.2%	21.9%	22.3%	22.6%	22.3%	22.6%
Operating income as a % of net sales	13.0%	13.3%	13.3%	12.0%	12.3%	12.4%
Effective tax rate	37.2%	36.9%	37.4%	36.8%	36.4%	37.4%
Return on net sales	8.1%	8.3%	8.2%	7.4%	7.7%	7.6%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 28, 2007	April 29, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$241,791	$224,392
Receivables, net	361,401	350,299
Inventory	250,207	244,709
Prepaid expenses and other current assets	33,091	27,974

Total current assets	886,490	847,374

Property and equipment, net	131,952	141,541
Goodwill and other intangible assets	762,930	764,214
Other	158,948	158,589

Total Assets	$1,940,320	$1,911,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$182,761	$173,957
Other accrued liabilities	144,694	145,663
Current maturities of long-term debt	50,014	90,027

Total current liabilities	377,469	409,647

Long-term debt	130,010	210,014
Other non-current liabilities	53,627	49,536

Total liabilities	561,106	669,197

Stockholders’ equity	1,379,214	1,242,521

Total Liabilities and Stockholders’ Equity	$1,940,320	$1,911,718

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
Consolidated Net Sales
Consumable and printed products	$462,329	$438,371	$1,757,472	$1,633,544
Equipment and software	218,912	205,081	821,091	789,263
Other	57,902	51,725	219,835	192,316

Total	$739,143	$695,177	$2,798,398	$2,615,123

Dental Supply
Consumable and printed products	$301,930	$295,057	$1,154,422	$1,092,097
Equipment and software	188,828	182,394	714,343	703,252
Other	51,815	45,483	195,865	171,605

Total	$542,573	$522,934	$2,064,630	$1,966,954

Rehabilitation Supply
Consumable and printed products	$61,328	$53,720	$241,112	$219,080
Equipment	21,473	17,308	77,252	68,618
Other	4,082	3,888	15,978	14,323

Total	$86,883	$74,916	$334,342	$302,021

Veterinary Supply
Consumable and printed products	$99,071	$89,594	$361,938	$322,367
Equipment and software	8,611	5,379	29,496	17,393
Other	2,005	2,354	7,992	6,388

Total	$109,687	$97,327	$399,426	$346,148

Other (Expense) Income, net
Interest income	$2,135	$1,700	$8,070	$6,381
Interest expense	(3,228)	(3,719)	(14,230)	(13,375)
Other	55	658	78	955

	$(1,038)	$(1,361)	$(6,082)	$(6,039)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 28, 2007	April 29, 2006
Operating activities:
Net income	$208,336	$198,425
Depreciation & amortization	25,501	23,676
Share-based compensation	7,757	750
Change in assets and liabilities, net of acquired	1,911	(58,893)

Net cash provided by operating activities	243,505	163,958

Investing activities:
Additions to property and equipment, net of disposals	(19,507)	(49,153)
Proceeds from disposals of property and equipment	9,163	—
Acquisitions	(12,665)	(39,228)
Distribution agreement	—	(100,000)
Sale of investments, net	—	13,382

Net cash used in investing activities	(23,009)	(174,999)

Net cash (used in) provided by financing activities	(203,097)	2,884

Net increase (decrease) in cash and cash equivalents	$17,399	$(8,157)